Exhibit 99.1

pg 1 of 1

International Paper Completes Sale of Ownership Interest in Ilim Joint Venture

MEMPHIS, Tenn. – September 18, 2023 – International Paper (NYSE: IP) today announced that it has completed the sale of its 50% interest in Ilim SA, the holding company for its Ilim joint venture (JV), to its JV partners for $484MM (USD) in cash.

In addition, the Company completed the sale of its outstanding shares in JSC Ilim Group to its JV partners for $24MM (USD) in cash and is divesting other non-material residual interests associated with Ilim.

With the completion of these transactions, International Paper has divested all of its ownership interests in Ilim.

About International Paper

International Paper (NYSE: IP) is a global producer of planet-friendly packaging, pulp and other fiber-based products, and one of North America’s largest recyclers. Headquartered in Memphis, Tenn., we employ approximately 39,000 colleagues globally who are committed to creating what’s next. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2022 were $21.2 billion. Additional information can be found by visiting internationalpaper.com.

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Contacts:

Investors: Mark Nellessen, 901-419-1731 and Michele Vargas, 901-419-7287

Media: Amy Simpson, 901-419-4964